Offer to Purchase Class A Shares                               Exhibit (a)(1)(i)

                        FIRST CHOICE HEALTH NETWORK, INC.

                                OFFER TO PURCHASE
                    UP TO 200 SHARES OF CLASS A COMMON STOCK

First Choice Health Network, Inc., a Washington corporation ("First Choice" or the "Company"), is offering (the "Offer") to purchase for cash up to 200 shares of its Class A Common Stock, $1.00 par value per share (the "Shares" or "Class A Common Stock"), held by Class A shareholders as of the close of business on September 22, 2005 (the "Record Date"), subject to the terms set forth in this Offer to Purchase Class A Shares (the "Offer to Purchase") and in the accompanying letter of transmittal.

We will pay $3,787 per Share properly tendered. Payment will be made promptly after the expiration of the Offer. In the event the Offer is oversubscribed, we will purchase tendered Shares on an as-tendered basis, provided that all Class A shareholders will have until October 31, 2005, to tender Shares. If the Offer is oversubscribed as of that date, the Company will randomly select Shares to be redeemed.

The Offer is conditioned upon receipt of tenders of at least 130 Shares, the minimum number that will assure that the Company will have fewer than 300 Class A shareholders of record, thereby enabling it to terminate the registration of its Class A Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and become a private, non-reporting company. If this were to occur, the Company will no longer file periodic reports with the Securities and Exchange Commission (the "SEC"), including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will not be subject to the SEC's proxy rules.

If you would like to accept this Offer, you must tender your Shares in the manner described beginning on page 6 below. Once you tender your Shares, you may not withdraw them from the Offer. The Offer will expire at 5:00 p.m., Seattle Time, on November 15, 2005 (the "Expiration Date"), unless extended or earlier terminated. We may extend or terminate this Offer at any time.

If you have any questions regarding this Offer or would like additional copies of these documents (free of charge), please contact the Company as follows:

                        First Choice Health Network, Inc.
                        600 University Street, Suite 1400
                        Seattle, Washington  98101
                        (206) 292-8255 e-mail: skessel@fchn.com

No person has been authorized to make any recommendation on our behalf as to whether you should tender your Shares pursuant to this Offer. No person has been authorized to give any information in connection with this Offer other than information contained in this Offer to Purchase.

This transaction has not been approved or disapproved by the Securities and Exchange Commis-sion or any state securities commission, nor has the SEC or any state securities commission passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

            The date of this Offer to Purchase is September 30, 2005.

                                SUMMARY OF TERMS

This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand this Offer and the other considerations that may be important about whether to tender your Shares, you should carefully read this Offer to Purchase in its entirety.

The Offer           We are  offering to purchase  for cash up to 200 Shares held by  shareholders  as of the close of  business on the Record
                    Date. The material terms and conditions of the Offer are set forth below. See also "Terms of the Offer."

Purchase Price      We will pay $3,787 for each Share that is properly  tendered by an eligible shareholder and purchased by us. This price was determined based on the net book value per Share of the Company, $3,087, as of December 31, 2004, plus a $700 per
                    Share incentive  payment,  which represents an approximately
                    23%  premium  over net book value per  Share.  Participation
                    This Offer is voluntary; you may, but are not required to, tender Shares.

Oversubscription    If  greater  than 200 Shares are  tendered  resulting  in an oversubscription  of the Offer,  the Company  will  purchase tendered Shares on an as-tendered  basis,  provided that all
                    Class A  shareholders  will have until  October 31, 2005, to tender  Shares.  If the Offer is  oversubscribed  as of that
                    date,  the  Company  will  randomly   select  Shares  to  be
                    redeemed.

Conditions          The Offer is conditioned upon the Company  receiving tenders of at least 130 Shares to ensure that it will have fewer than 300 Class A shareholders following the Offer. This condition may be waived in the Company's sole discretion.

Expiration Date     This Offer will expire at 5:00 p.m.,  Seattle  Time, on
                    November 15, 2005 (the "Expiration Date"), unless extended or earlier terminated. In order for your tender to be accepted by us, we must receive your documents at or prior to the Expiration Date. We will notify you if we decide to extend the Offer.

No Withdrawal of Once you tender your Shares, you may not withdraw them. If Tendered Shares your Shares are not properly tendered on or prior to 5:00
                    p.m., Seattle Time, on the Expiration Date, we may not accept your tender of your Shares. If we do not accept your tender of your Shares for any reason (including any failure to timely tender Shares), we will return your Shares to you.

Principal Effects   If you sell your  Shares to us  pursuant  to the Offer,  you
of Tender  of       will no longer be a shareholder  of First Choice and will no
Shares              longer  have  voting  rights,   the  right  to  receive  any
                    dividends that might be declared in the future, or any ownership in the equity of the Company, including any appreciation therein, if any. You also will not be eligible to be a director of the Company. Share provider in the Company's preferred provider network. See "Special Factors."

                    Deregistration If the Offer is successful and results in our having fewer than 300 holders of Class A Common Stock of record, we will deregister our Class A Common Stock under the Exchange Act and become a private, non-reporting company. This means that we will no longer file periodic reports with the SEC, including, among other things, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will no longer be subject to the SEC's proxy rules.

Continuing          We presently  intend to provide our  remaining  shareholders
Information         with financial statements on an annual basis after we become
Following           a non-reporting  company.  This  information  will not be as
Deregistration      detailed or extensive as the  information  we currently file with the SEC,  and we will no longer be  subject to the many requirements  imposed under the  Sarbanes-Oxley  Act of 2002
                    ("Sarbanes-Oxley").  While this will  reduce our  compliance costs and eliminate the need to comply with internal control and other  requirements  of the SEC,  it also may reduce the
                    information   and   protections   available  to   continuing
                    shareholders.

No Trading Market   Our  Class A Common  Stock is not  listed  or  quoted on any exchange or quotation service and there is no trading market in our stock. Shareholders may not sell, transfer, bequeath or assign their Shares except to the Company. Accordingly, the Offer will not have any effect on the market for our Class A Common Stock.

Fairness Review     We  have  not  engaged  any  person  or  entity  to  issue a
                    "fairness" or similar opinion with respect to the Offer. The
                    Offer is voluntary. The Offer price of $3,787 per Share is based on the net book value per Share of $3,087 as of December 31, 2004, at which price we have repurchased a total of 18 Shares during 2005, plus a $700 per Share incentive payment. Our board of directors believes that $3,787 per Share is a fair price to pay to shareholders. See
                    "Special Factors--Our Position as to the Fairness of the Offer to Unaffiliated Shareholders" and "Information About the Company--Summary Consolidated Financial Information."

No Appraisal Rights We have not granted any shareholder any voting, appraisal or dissenters' rights in connection with the Offer, and no appraisal or dissenters' rights are required by state law or otherwise.

Federal Income Tax  Your  receipt of cash in exchange  for your Shares will be a
Consequences        taxable  transaction  for United States  federal  income tax purposes, and may be such for state and local income tax purposes as well. You should consult with your tax advisor before tendering your Shares. See "Special Factors--Federal
                    Income Tax Considerations."


You may contact the Company if you have any questions or need additional copies of any of these documents or any document containing information incorporated by reference in this document.

Our principal executive offices are located at 600 University Street, Suite 1400, Seattle, Washington 98101. Our main telephone number is (206) 292-8255.

                              QUESTIONS AND ANSWERS

Who is offering to purchase my Shares?

First Choice is offering to purchase your Shares.

Am I eligible to participate in the Offer?

All holders of Class A Common Stock may tender Shares.

What will I be paid for my First Choice Shares?

The purchase price being offered is $3,787 per Share. The full price will be paid to you in cash if your Shares are purchased. We will not pay any interest on the purchase price during the period beginning with the date your Shares are tendered and ending on the date you receive your payment.

When will I receive my money?

Your check will be mailed to you promptly after the Expiration Date (which may be extended by the Company).

Do I have to tender my Shares?

No, you may elect to continue to hold your Shares and retain your rights as a shareholder.

How do I tender my Shares?

If you wish to  tender  your  Shares,  please  carefully  complete  and sign the
enclosed   letter  of  transmittal   and  deliver  it,  along  with  your  Share
certificate, to us at our address below:

                        First Choice Health Network, Inc.
                        600 University Street, Suite 1400
                        Seattle, Washington 98101
                        (206) 292-8255

Please send your documents so that they are received no later than 5:00 p.m., Seattle Time, on the Expiration Date.

How much time do I have to tender my Shares?

You may tender your Shares at any time up to and including 5:00 p.m., Seattle Time, on November 15, 2005; provided, however, that tenders received after October 31, 2005, will not be accepted if the Offer is oversubscribed as of that date. Tenders received prior to that date will be randomly selected for purchase by the Company if the Offer is oversubscribed. Your documents must be received in good order and properly executed by the applicable deadline to be considered properly tendered. We may choose to extend the Offer for any reason. If we do so, we will notify you as soon as possible following the approval of an extension.

Can I withdraw previously tendered Shares?

No. Once you elect to tender your Shares, you cannot withdraw your tendered Shares.

What if I have lost my Share certificate?

You may still participate in the Offer by signing the letter of transmittal and including an affidavit regarding lost certificates in the form included with the letter of transmittal. If we receive a letter of transmittal without a Share certificate and no lost certificate affidavit, your tender will be incomplete and not be considered timely unless an affidavit is separately provided prior to the Expiration Date.

If you have any questions regarding lost Share certificates, please contact the Company at the address, telephone number or e-mail address set forth on the first page of this Offer to Purchase.

Why is First Choice making the Offer?

We are making the Offer with the primary purpose of reducing the number of holders of record of our Shares to fewer than 300 and terminating the registration of our Class A Common Stock under the Exchange Act. By so doing, we would no longer be required to file periodic reports and proxy materials with the SEC. By ceasing to be a reporting company, we expect to achieve substantial cost savings.

Over the last several years, the costs of being a reporting company with the SEC have increased significantly. With the enactment of Sarbanes-Oxley, the costs to us of continuing to be a reporting company have increased and are expected to continue to increase and be significant given our small size. We also believe that being an SEC reporting company is not providing our shareholders with corresponding benefits, particularly in light of the absence of a trading market for our securities. Compliance with the corporate governance, SEC reporting, internal control documentation and attestation procedures, and disclosure compliance obligations required by Sarbanes-Oxley and other regulations is expensive and time consuming. Sarbanes-Oxley compliance, in particular, entails significant increases in annual accounting, legal and insurance costs to us simply for being a reporting company and significant reductions in the time our management has available to devote to operating our business.

We also believe that the Offer will allow some holders of Shares who no longer wish to be shareholders to dispose of their Shares.

What are the federal income tax consequences of participating in the Offer?

Your receipt of cash in exchange for your Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local, and other tax purposes as well. Please consult with your tax advisor to determine the tax consequences of tendering your Shares pursuant to the Offer in view of your own particular circumstances.

What if I have additional questions about the Offer?

If you have additional questions, please contact us as described on the cover page to this Offer to Purchase.

                               TERMS OF THE OFFER

General

We are offering to purchase for cash up to 200 Shares from Class A shareholders on the record date. In the event the Offer is oversubscribed, we will purchase tendered Shares on an as-tendered basis, provided that all Class A shareholders will have until October 31, 2005, to tender Shares. If the Offer is oversubscribed as of that date, the Company will randomly select Shares to be redeemed.

Properly tendered and accepted Shares will be purchased at a price of $3,787 per Share. A proper tender will include delivery of a properly executed letter of transmittal to us and any required attachments. Payment for properly tendered Shares will be made promptly following the Expiration Date (as it may be extended), without interest.

Participation in the Offer is entirely voluntary. You may choose to continue to hold your Shares and retain your rights as a shareholder, including the right to vote your Shares and receive dividends. If you elect to tender Shares, you must tender all of your Shares. Once you elect to tender your Shares, you cannot withdraw your tendered Shares. We will not accept any alternative, conditional or contingent tenders.

Because all Shares are owned by shareholders who own 99 or fewer Shares - in fact, most holders of our Class A Common Stock own a single share--the Offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Exchange Act. In addition, because we expect to deregister our Class A Common Stock under the Exchange Act following completion of the Offer, the Offer constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Exchange Act.

Conditions of the Offer

The Offer is conditioned upon our receipt of tenders of at least 130 Shares, provided this condition may be waived in our sole discretion.

Expiration and Extension of the Offer

This Offer will expire on November 15, 2005, unless extended to a later date at our discretion. Your Offer documents must be received by us no later than 5:00 p.m., Seattle Time, on the Expiration Date, or on any date thereafter to which the Offer is extended. We will notify you within a reasonable period following any decision to extend the Offer period.

Procedure for Tendering Shares

If you wish to tender Shares, you should complete and sign the enclosed letter of transmittal according to its instructions and mail or deliver it, together with the physical certificates for your Shares, in the enclosed envelope to us at the address on the cover page of this Offer to Purchase prior to 5:00 p.m., Seattle Time, on the Expiration Date.

The method of delivery of all documents, including certificates for Shares and the letter of transmittal, is at the election and risk of the tendering shareholder. In all cases, sufficient time should be allowed to assure timely delivery of documents.

Rejection; Determination of Validity

We reserve the right to reject any or all tenders of Shares that we determine are not in proper form. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, and our determination will be final and binding on all parties.

Representations of Tendering Shareholders

A tender of Shares by you will be treated as a representation by you that (i) you are tendering all of your Shares and (ii) are the owner of tendered Shares free and clear of any liens or other encumbrances and have the authority to sell the tendered Shares to us. It is a violation of federal securities laws for anyone to tender Shares unless the tendering person will deliver, or cause to be delivered, the Shares in accordance with the terms of the Offer. You must also agree to complete any additional documents that we request in order to complete the sale of your Shares to us.

Lost or Destroyed Certificates

If your Share certificates have been lost or destroyed, you may still participate in the Offer by signing the letter of transmittal and accompanying affidavit of lost certificate. If we receive a letter of transmittal without Share certificates, your Shares will be considered lost and your tender will not be complete until we have received the affidavit regarding lost certificates contained in the letter of transmittal.

No Dissenters' or Appraisal Rights

Dissenters' or appraisal rights are not available in this Offer under state law or otherwise.

No Shareholder Vote

The Offer is not subject to shareholder vote.

No Withdrawal Rights

Once you tender your Shares, you may not withdraw them from the Offer.

Purchase and Payment

Promptly following the Expiration Date of the Offer, subject to the terms and conditions of the Offer, we will accept for payment and pay for Shares properly tendered before the Expiration Date. When we accept your tender of Shares, we will promptly send payment for the Shares to you. We will not pay interest on the purchase price to be paid regardless of any delay in making payment.

Certificates for all Shares tendered and not purchased will be returned to the tendering shareholder at our expense promptly after the Expiration Date of the Offer.

Source and Amount of Funds

Assuming the Offer is accepted in full (in other words, that 200 Shares are tendered) and the Shares tendered are purchased at the Offer price of $3,787 per Share, the total cost to us of purchasing Shares in the Offer would be approximately $757,400. This amount does not include our expenses associated with the Offer, which are described below under "Fees and Expenses."

We intend to pay for all validly tendered Shares, as well as for the costs and expenses of this Offer, with available working capital.

Fees and Expenses

We will be responsible for paying all expenses associated with the Offer. We estimate that our total expenses associated with the Offer will be $10,000, consisting of the following:


                 Legal Fees                                $ 7,000
                 Printing and Mailing                        2,000
                 SEC Filing Fees                               152
                 Miscellaneous                                 848
                                                           --------

                 Total Estimated Expenses                  $10,000
                                                           ========

Tenders may be solicited by directors, officers and employees of First Choice in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to this Offer.

Recommendation

NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR SHARES. ACCORDINGLY, YOU
MUST  MAKE YOUR OWN  DETERMINATION  AS TO  WHETHER  TO TENDER  YOUR  SHARES  FOR
PURCHASE.

                                 SPECIAL FACTORS

Our Reasons for Pursuing the Offer

Over the last several years, the costs of being an SEC reporting company have increased substantially. With the enactment of Sarbanes-Oxley, the costs to us of continuing to be a reporting company will increase even more. The burdens and costs of periodic reporting, documenting, improving and testing our internal control systems and other procedures, and complying with disclosure obligations under Sarbanes-Oxley are anticipated to be significant. Among other things, such obligations are expected to entail substantial increases in annual accounting, legal and insurance costs, and heightened demands on our management. To the extent management's time and attention is focused on SEC compliance issues, there are fewer resources available to devote to operating our business. We believe the costs of continuing to be a public reporting company outweigh the benefits to our shareholders from complying with the reporting requirements of the Exchange Act.

Ultimately, we concluded that this Offer would be an efficient and effective way to:

   o Reduce the number of our Class A shareholders of record, allowing us to terminate the registration of our Class A Common Stock and eliminate the annual accounting and legal expenses and management costs associated with complying with the periodic reporting requirements of the Exchange Act and the enhanced regulatory burdens imposed by Sarbanes-Oxley; and

   o Provide an efficient means for individual physicians who no longer wish to be shareholders to sell their Shares. Share ownership is not required in order to be a participating provider in our preferred provider network.

For these reasons, we have decided to make this Offer.

Purposes of the Offer

We have decided to commence the Offer to achieve the following objectives:

   o Terminate Registration of Our Common Stock. As a "reporting company" under the Exchange Act, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act. We are subject to increased regulatory requirements that have been imposed by Sarbanes-Oxley. Moreover, we believe that the annual costs associated with being a reporting company are disproportionate for a company of our size. The management time and attention associated with the preparation of these reports is considerable.

      If the Offer is fully subscribed, we expect to have fewer than 300 holders of Class A Common Stock of record upon the completion of the Offer and intend to terminate the registration of the Class A Common Stock under the Exchange Act. After we terminate the registration of the Shares, we will no longer be required to file periodic reports or proxy statements with the SEC and will no longer be subject to regulations imposed pursuant to Sarbanes-Oxley. Because there is not now and never has been an active trading market for our Shares, we believe that our shareholders derive little benefit from our status as an SEC reporting company.

   o Provide Shareholders an Opportunity to Sell Shares. Under our Restated Articles of Incorporation, our shareholders are not permitted to dispose of their Shares whenever they choose. We believe the Offer will provide an efficient means for some holders of Shares to dispose of their Shares.

Potential Adverse Effects of the Offer

Our board of directors also was aware of and considered the following potential adverse effects of the Offer:

   o Tendering shareholders will cease to participate in any dividends that might be declared in the future or in our future earnings or growth, if any, or benefit from increases, if any, in the value of the Class A Common Stock. A tendering shareholder will also cease to have voting rights and will not be eligible to be elected as a director of the Company.

   o As indicated above, if as a result of this Offer we become eligible to do so, we intend to terminate the registration of the Class A Common Stock under the Exchange Act. This may lead to less disclosure to shareholders, decreased focus on internal control and other financial protections, and fewer regulatory protections for shareholders.

   o After the completion of the Offer and, if possible, deregistration of the Class A Common Stock as planned, we will no longer be required to file periodic reports with the SEC. As a result, it may be difficult for our remaining shareholders to receive timely information concerning the development of our business, our financial condition or results of operations.

Our Position as to the Fairness of the Offer to Unaffiliated Shareholders

Our board of directors established the Offer price of $3,787 per Share based on its belief that the Offer is fair to unaffiliated shareholders after considering the following factors:

   o  The Offer is voluntary.

   o The Offer provides an opportunity for individual physicians who no longer wish to be shareholders in the Company to dispose of their Shares.

   o  There is no trading market for our Shares.

   o The price of $3,787 per Share was calculated based on net book value as of December 31, 2004, plus a $700 per Share incentive payment, which represents an approximately 23% premium over net book value per Share.

   o The $700 per Share incentive payment is approximately three times the amount of the annual dividend paid per Share in each of 2003 and 2004 (based on 429 Class A Shares outstanding and an annual dividend on Class A Shares totaling $100,000). This amount is intended to compensate tendering shareholders for giving up their rights to future dividends, if any. Historically, the Class A shareholders have been allocated 1/12 of total declared dividends and the Class B shareholders (including hospital participants) have been allocated 11/12 of the dividend total. Annual dividends totaled $1.2 million in each of 2003 and 2004. See "Information About the Company--Dividend Information" for additional information about annual and special dividends paid in 2003 and 2004. To the extent that future dividends are declared, the board of directors intends to continue this allocation. If a $100,000 annual dividend were declared on the Class A Shares for 2005, the resulting per Share dividend would be approximately $334, assuming there were 299 Shares outstanding following completion of the Offer. Of course, there is no assurance that the board of directors will declare dividends for 2005 or any future years or that the amount of any such dividends will be comparable to amounts declared as annual dividends in 2003 and 2004.

   o Our Restated Articles of Incorporation include provisions requiring that all sales or other transfers of Shares be made to the Company at a price of 20% of net book value (as determined by the board of directors at the beginning of the fiscal year in which the transfer is made), provided that the purchase price to be paid by the Company will be 100% of such net book value if the transfer is in connection with death, permanent disability, or retirement from the practice of medicine after reaching age 60. During 2005, the Company has repurchased a total of 18 Shares at 100% of net book value at December 31, 2004 ($3,087 per Share), in accordance with this provision. Shareholders who do not tender their Shares in the Offer will be required to deliver the Shares upon retirement, disability, or death in exchange for 100% of the net book value of Shares as of the most recent year end without any premium. At June 30, 2005, the net book value per Share was $3,096, virtually the same as at the end of 2004.

The above discussion is not intended to be exhaustive, but includes the material factors upon which the Company's board of directors based our determination that the Offer is fair to our unaffiliated shareholders. In reaching this determination, our board of directors considered:

   o the enactment of Sarbanes-Oxley and its corresponding costs and compliance burdens for us;

   o the likelihood that dividend payments related to the disposition of subsidiaries will not continue in the future;

   o  our current plans to continue paying annual dividends;

   o  our results of operations;

   o  our recent operating history; and

   o  historical and recent net book value per Share.

In reaching its determination that the Offer is fair to unaffiliated shareholders, our board of directors considered all factors as a whole and did not assign specific weights to particular factors, though individual directors may have given differing weights to these factors. None of the factors that we considered led us to believe that the Offer is unfair to our unaffiliated shareholders.

Because of the voluntary nature of the Offer, the lack of an alternative market for the Shares, the stock buyback provisions in our Restated Articles of Incorporation, and the fact that each Class A shareholder is a minority owner, our board of directors considered the Offer fair even though the Company may have a higher going concern value or liquidation value. The Offer does not involve a merger, sale of all outstanding Shares or a sale of substantially all of the assets of the Company, scenarios under which such other values may be more appropriate.

The Offer was approved unanimously by the 12 directors present at a board meeting held on September 22, 2005. Our board of directors believes that the Offer is procedurally fair because it is voluntary and has been designed to give all Class A shareholders time to consider the Offer carefully. Accordingly, each shareholder may make an individual decision based on his or her personal financial situation, career status, view of the Company, or other factors.

Intentions of Insiders

As Class A directors must be Class A shareholders to be eligible for election, our Class A directors currently in office do not intend to participate in the Offer. Our officers and Class B and Class C directors are not shareholders of the Company. None of the Company's executive officers, directors or affiliates is authorized to make a recommendation either in support of or opposition to the Offer.

Effects of the Offer; Plans After Completing the Offer

As of the Record Date, there were 429 shares of Class A Common Stock outstanding and owned of record by 406 record holders. Under applicable SEC rules, companies are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by fewer than 300 persons. If a sufficient number of shareholders tender their Shares to reduce the number of record holders of our Class A Common Stock below 300, we intend to terminate the registration of the Class A Common Stock under the Exchange Act.

To the extent that, upon expiration of the Offer, an insufficient number of shareholders have tendered to reduce the number of record holders of the Class A Common Stock to fewer than 300, we may seek to extend the Offer to allow eligible shareholders additional time to tender their Shares. In addition, regardless of whether we extend the Offer, if, following the completion of the Offer, we continue to have 300 or more record holders of our Shares, we may make an additional offer to purchase Shares in another form.

If we suspend our reporting obligations with respect to our Class A Common Stock, we will have no obligation under federal securities laws to provide our shareholders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it will be more difficult for our shareholders to obtain information about us. We intend to provide our remaining shareholders with basic financial information on an annual basis after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC.

Assuming the Offer is fully subscribed, we expect to pay approximately $757,400 in aggregate consideration in the Offer. As a result, we do not believe the completion of the Offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this Offer will be funded from available working capital. All Shares purchased by us pursuant to this Offer will be retired and returned to our authorized but unissued capital stock.

No Alternative Transactions

As the board of directors views the Offer as a fair, efficient and cost-effective method of achieving its objectives of reducing the Company's public disclosure and SEC reporting burdens and providing shareholders with an opportunity to sell their Shares, it did not consider any alternative means to accomplish these objectives.

The board of directors is not aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of the Company with or into another company, (2) the purchase of all or a substantial part of First Choice's assets or (3) a purchase of First Choice's securities that would enable the holder to exercise control of First Choice, and we have no plans or arrangements for any such transaction.

Except as set forth in this Offer to Purchase, we do not have any plans, proposals or current negotiations that would result in:

   * any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

   * any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

   * any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, other than with respect to dividends as described in "Information About the Company--Dividend Information" below;

   * any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or

   * any other material change in the Company's corporate structure or business.

Recent Transactions, Negotiations and Contacts

In the last 60 days, we have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount of our assets. See "Special Factors--Our Reasons for Pursuing the Offer."

No Separate Representation; No Shareholder Approval

Our board of directors did not believe it was necessary to retain an unaffiliated representative to act solely on the behalf of our unaffiliated shareholders for purposes of negotiating the terms of the Offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the Offer or relating to the fairness of the transaction to the Company or any shareholder due to the unique circumstances faced by the Company.

Washington law does not require that shareholders approve the Offer. In addition, under Washington law, shareholders are not entitled to exercise dissenters' or appraisal rights in connection with the Offer. Our board of directors has not granted any shareholder any voting, appraisal or dissenters' rights in connection with the Offer.

Federal Income Tax Considerations

In general, if you tender your Shares pursuant to this Offer, your receipt of cash in exchange for your Shares will ordinarily be a taxable transaction for U.S. federal income tax purposes. Subject to limited exceptions, a shareholder who participates in the Offer will recognize a capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the Shares tendered. Any capital gain or loss will generally constitute a long-term capital gain or loss if the holding period for the holder's Shares sold is greater than one year as of the date of the tender and a short-term capital gain or loss if the holding period is one year or less as of the date of tender.

The foregoing description may not apply in special circumstances, such as if Shares are not held by a natural person. Please consult with your personal tax advisor with respect to the particular federal, state, and local tax consequences to you as a result of tendering Shares in light of your own particular circumstances.

Neither the Company nor any non-tendering shareholder will incur any federal income tax liability as a direct result of the completion of the Offer.

                          INFORMATION ABOUT THE COMPANY

No Trading Market for Our Stock

Our Class A Common Stock is not traded on a national or regional securities exchange and is not quoted on any quotation service and no public market exists for our stock. Shareholders may not sell, transfer, bequeath or assign their Shares except to the Company.

Dividend Information

The board of directors may declare and pay cash dividends on one or more classes of Common Stock at such times and in such amounts as it designates, but in no event may dividends be paid while there is an outstanding obligation to repurchase shares. Holders of each class of Common Stock are entitled to share ratably on a share-for-share basis with respect to any dividends on such class of Common Stock, when, as and if declared by the board of directors out of funds legally available. Pursuant to the Company's contracts with the Hospital Participants (as defined below), if the Company pays any dividends or other distributions with respect to the Class B Common Stock, it must make an equivalent distribution to the Hospital Participants. To date, dividends have been allocated 1/12 to Class A Shares and 11/12 to Class B Common Stock. The board of directors presently intends to continue this allocation with respect to future dividends, if any.

The Company had not adopted a dividend policy and had not paid dividends historically until 2003, when it initiated the first of two special cash dividends declared and paid in connection with the Company's liquidation of its subsidiary, First Choice Health Plan, Incorporated (the "Plan"). The Company discontinued offering insurance services through the Plan effective December 31, 2003. The first special dividend in the total amount of $5,164,451 was paid at the rate of $960.65 per Share and $430,360 to each Class B shareholder in August 2004. A second special dividend in the total amount of $2,396,000 was declared on January 27, 2005, as the final distribution in connection with liquidation of the Plan and was paid in April 2005 to record holders as of January 27, 2005, at the rate of $446.68 per Share and $199,667 to each Class B shareholder.

The Company also paid annual cash dividends in the total amount of $1.2 million in each of December 2003 and December 2004. Each Class A shareholder received a dividend of $187.62 per Share in 2003 and $223.71 per Share in 2004. Each Class B shareholder received a dividend payment of $100,000 in each year. Although the Company did not pay dividends prior to 2003, it currently anticipates paying regular annual cash dividends going forward, based on its expectations of generating positive cash flow on a consistent basis. However, there is no assurance that the board of directors will decide to declare annual or other regular cash dividends in the future or that any such dividends will be in an amount comparable to those paid in 2003 and 2004.


Purchases of Our Class A Common Stock


Following a review of our shareholder records in early 2004, it was determined that at least 90 Class A shareholders no longer met the eligibility requirements for holding Shares, as set forth under Article IV of the Company's Articles of Incorporation. During August 2004, we repurchased a total of 84 Shares at a price per Share of $2,679. During the quarter ended June 30, 2005, we also repurchased a total of 18 Shares at a price per Share of $3,087. No other Shares have been repurchased since January 1, 2003.

Related Party Transactions


Various directors and officers of the Company, members of their immediate families, and firms in which they had an interest were customers of and had transactions with the Company during 2004 in the ordinary course of business, and continue to be customers of the Company and to engage in similar transactions in the ordinary course of business.

The following table shows, with respect to each participating hospital that owns Class B Common Stock or a participating equity in the Company, the amount of health benefits management ("HBM") service fees paid to the Company and the amount of medical expense reimbursement paid by the Company during 2004.

        ----------------------------------------------------------------
                 Owner Hospital             HBM Fees    Medical Expense
        ----------------------------------------------------------------
        Empire Health Services                              $      0
        ----------------------------------------------------------------
        Evergreen Hospital Medical                            19,096
        Center
        ----------------------------------------------------------------
        Good Samaritan Community                              59,026
        Healthcare
        ----------------------------------------------------------------
        MultiCare Health System                               46,977
        ----------------------------------------------------------------
        Northwest Hospital                                    18,022
        ----------------------------------------------------------------
        Overlake Hospital Medical Center                      14,099
        ----------------------------------------------------------------
        Providence Health System,                            170,612
        Washington Region
        ----------------------------------------------------------------
        Stevens Healthcare                $  220,752           9,980
        ----------------------------------------------------------------
        Swedish Health Systems             1,971,400         134,755
        ----------------------------------------------------------------
        University of Washington                              16,597
        Medical Center
        ----------------------------------------------------------------
        Valley Medical Center                                 35,257
                                                  --        --------
        ----------------------------------------------------------------
             Total                        $2,192,152        $524,422
        ----------------------------------------------------------------


Dividends were declared and paid in the total amount of $530,371 to each of the above-listed owner hospitals and in the total amount of $1,184.36 per Class A Share to each Class A physician shareholder during 2004. Additional information regarding the payment of dividends is set forth above under "Information About the Company--Dividend Information."

Summary Consolidated Financial Information

Before making a decision to tender your Shares, you should read the financial information appearing below, as well as the financial statements and accompanying notes incorporated by reference into this Offer to Purchase. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

The following summary financial information is derived from our audited consolidated financial statements for the years ended December 31, 2004 and 2003, and our unaudited condensed consolidated financial statements for the six months ended June 30, 2005 and 2004. In the opinion of our management, these unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these financial statements. Historical results are not necessarily indicative of the results that may be expected in the future.

--------------------------------------------------------------------------------
                                  Six Months Ended             Years Ended
                                      June 30,                 December 31,
--------------------------------------------------------------------------------
                                2005          2004         2004         2003
                                ----          ----         ----         ----
--------------------------------------------------------------------------------
                                    (Unaudited
--------------------------------------------------------------------------------
Balance sheet data:
--------------------------------------------------------------------------------
  Current assets             $16,994,952   $27,553,582  $17,592,852  $22,617,026
--------------------------------------------------------------------------------
  Non-current assets           3,306,616     3,134,238    3,071,588    3,078,013
--------------------------------------------------------------------------------
   Total assets               20,301,568    30,687,820   20,664,440   25,695,039
--------------------------------------------------------------------------------
  Total liabilities            4,364,755    14,689,710    3,433,118    6,508,654
--------------------------------------------------------------------------------
  Redeemable equity
    participation              2,520,000     2,520,000    2,520,000    2,520,000
--------------------------------------------------------------------------------
  Total equity                13,380,084    12,844,233   14,040,687   14,744,079
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Statement of operations data:
--------------------------------------------------------------------------------
  Operating revenue from
    continuing operations    $12,389,580   $11,919,444  $23,860,634  $21,412,689
--------------------------------------------------------------------------------
  Income from continuing
    operations after
    minority                   1,754,403     2,391,775    4,803,673    3,936,138
    interest
--------------------------------------------------------------------------------
  Net income                   1,776,059     3,428,913    5,948,516    4,690,921
--------------------------------------------------------------------------------
  Net income from continuing
  operations after minority
  interest
    Per Class A common share $    331.52   $    371.16  $    784.91  $    609.69
--------------------------------------------------------------------------------
    Per Class B common share       27.73         37.80      108.46        88.87
--------------------------------------------------------------------------------
    Per diluted Class B
    common share                   25.21         34.36       75.92        62.21
--------------------------------------------------------------------------------
  Net income
--------------------------------------------------------------------------------
    Per Class A common share $    335.61   $    532.11  $    971.98  $    726.60
--------------------------------------------------------------------------------
    Per Class B common share       28.07         54.19      134.31       105.91
--------------------------------------------------------------------------------
    Per diluted Class B
    common share                   25.52         49.27       94.01        74.14
--------------------------------------------------------------------------------

Pro Forma Effect of the Offer on Book Value

Our net book value per Class A Share was $3,087 at December 31, 2004, and $3,096 at June 30, 2005. If the Offer had been completed as of December 31, 2004, and fully subscribed, the net book value of the remaining Class A Shares would have been approximately $5,332 per Share, an increase of $2,245 per Share. If the Offer had been completed as of June 30, 2005, and fully subscribed, the net book value of the remaining Class A Shares would have been approximately $5,535 per Share, an increase of $2,439 per Share.



                             MANAGEMENT INFORMATION

Election of Directors

Under our Bylaws, the total number of positions on our board of directors is seventeen. There are seven Class A directors who represent physician shareholders, seven Class B directors who represent hospital shareholders, and three Class C directors who represent employers that are not health care providers or that are consumers of health care services (or both). The board of directors is presently divided into three categories serving staggered three-year terms, with approximately one-third of the directors standing for election each year.

In 2003, the board of directors established a nominating committee of our board (the "Nominating Committee") to, among other things, determine a slate of qualified nominees for election as directors to be presented to our board of directors for approval. Under our bylaws, each proposed nominee must be approved by a majority vote of the board of directors. In addition, a majority of the existing Class A directors must approve the nominations of Class A nominees and a majority of the existing Class B directors must approve the nominations of Class B nominees.

Directors and Executive Officers

Information With Respect to Executive Officers

Gary R. Gannaway, age 59           Mr.  Gannaway joined the Company as President
President and Chief Executive      and CEO in January 1996. He has over 25 years
Officer                            of experience in managing and marketing HMOs,
                                   PPOs, and other managed care programs across the country. Mr. Gannaway plans to retire at the end of 2005.

Kenneth Hamm, age 46               Mr.  Hamm  was   appointed   to  his  present
Executive Vice President and       position  effective  July 1,  2005.  Prior to
Chief Operating Officer            that,  he served as the  Company's  Executive
                                   Vice President and Chief Financial Officer from July 2000 through June 2005. Mr. Hamm served in various roles at Premera Blue Cross from 1994 to 1999 including five years as Vice President of Finance and Healthcare
                                   Economics.  From 1999 until  July  2000,  Mr.
                                   Hamm was the interim Chief Financial Officer at Medical Healthplans in Minnesota.

Ross D. Heyl, age 52               Mr. Heyl joined the Company in 1985. Mr. Heyl
Vice President and                 is a licensed  health  insurance agent in the
Chief Marketing Officer            state of Washington.

Stacy A. Kessel, age 39            Stacy A. Kessel was appointed  Vice President
Vice President and Chief           and Chief  Financial  Officer of the  Company
Financial Officer                  effective July 1, 2005. Ms. Kessel  initially
                                   joined the Company in 2000 and has previously
                                   served in various  positions  including  Vice
                                   President--Healthcare      Economics      and
                                   Underwriting  and,  for the last  year,  Vice
                                   President--Finance.   Prior  to  joining  the
                                   Company, Ms. Kessel spent five years as the Healthcare Economics Manager at Premera Blue
                                   Cross, a nonprofit regional health plan, focusing on their managed care products.


Ze'ev Young, M.D., age 52          Dr. Young joined the Company in January 2001.
Vice President and Chief Medical   Just prior to joining the Company,  Dr. Young
Officer                            spent  nearly  three  years as the  Northwest
                                   Regional    Medical   Director   for   United
                                   Healthcare.    Prior   to   joining    United
                                   Healthcare, Dr. Young spent five years at Regence Blue Shield serving as the Boeing
                                   Division Medical Director.

Information With Respect to Directors

Diane E. Cecchettini, R.N., age 57 Diane Cecchettini has served as the President
  Class B Director since 1999      and  Chief  Executive  Officer  of  MultiCare
                                   Health  System since 1999.  Prior to assuming
                                   the  CEO  role,   she   worked   in   various
                                   capacities      at      MultiCare      Health
                                   System--Executive Vice President (1997-1999),
                                   and   Vice   President    Patient    Services
                                   (1989-1997).

Gerald A. Cufley, M.D., age 61     Gerald   Cufley  has  been  in  the   private
  Class A Director since 2001      practice of medicine in Kirkland,  Washington
                                   since 1977.

Paul M. Elliott, CPA, age 65       Paul  Elliott   recently   retired  from  his
  Class C Director since 1989      private    consulting    business    advising
                                   companies.  He was the Financial  Officer for
                                   the  Pepsi  Cola  Company  of North  America,
                                   Northwest  Business until he retired in 1995.
                                   He was  previously  Senior Vice  President of
                                   Finance   and   Operations   for  the   Alpac
                                   Corporation from 1981 until 1993. From August
                                   1969   to   August   1981,    he   was   Vice
                                   President-Controller   for  Airborne  Freight
                                   Corporation in Seattle.

Kenneth D. Graham, FACHE, age 58   Kenneth  Graham has served as  President  and
  Class B Director since 1997      CEO at Overlake Hospital Medical Center since
                                   1994.

William F. Johnston, M.D., FACEP,  William   Johnston   has  been  the   Medical
     age 60                        Director of  Emergency  Services at Northwest
  Class A Director since 1998      Hospital  since 1977 and is the Section  Head
                                   of the  Department of Emergency  Medicine for
                                   the hospital.  He additionally has a clinical
                                   practice  as  an   emergency   physician   at
                                   Northwest Hospital.

Scott F. Kronlund, M.D., M.S.,     Scott Kronlund is an  independent  healthcare
age 48                             consultant.   He  was  Vice   President   for
  Class A Director since 2002      Ambulatory   Services   at   Good   Samaritan
                                   Community  Healthcare  from 1997 until  2004.
                                   Prior  to  1997,  he was  the  Chief  Medical
                                   Officer at Good  Samaritan,  responsible  for
                                   all outpatient physician and clinic services.
                                   Dr.   Kronlund  is  also  the  Chair  of  the
                                   Community   Advisory  Board,   University  of
                                   Washington Health Promotions Research Center.

Richard A. McGee, M.D., age 59     Dr. McGee has had a full-time private medical
  Class A Director since 1995      oncology  practice  for the past 30 years and
                                   is President of Puget Sound Cancer Centers, one of the largest medical oncology groups in Washington State.

Barbara L. Mitchell, age 59        Ms.  Mitchell has been the  Administrator  of
  Class C Director since 1986      Organizational Development for Valley Medical
                                   Center,   Renton,   Washington   since  1999.
                                   Previously, she was the Managing Partner of ClearPoint, an employee benefits brokerage and consulting firm.

Jeff A. Nelson, age 49             Jeff  Nelson  has  been  the  interim   Chief
  Class B Director since 2005      Executive  Officer of Empire Health  Services
                                   (EHS)  since  2004.  EHS is a  not-for-profit
                                   health  system  with  acute  care  hospitals.
                                   outpatient  centers and urgent  care  clinics
                                   serving   the   Spokane    region,    Eastern
                                   Washington and the surrounding three-state area. From 2001 to 2004, Mr. Nelson was the
                                   Executive Director of Health East Care in St.
                                   Paul, Minnesota and from 1999 to 2000 was the CEO of Sinai Care and NW Health Alliance.

Erica V. Peavy, M.D., age 52       Erica Peavy is  Associate  Medical  Director,
  Class A Director since 2005      Physician Affairs of the Everett Clinic.  She
                                   practiced  briefly in Seattle  before joining
                                   the  OB/Gyn  staff at The  Everett  Clinic in
                                   1989. She served as Department  Chair for the
                                   OB/Gyn  Department,   and  then  was  elected
                                   Surgery Section Chair for the Everett Clinic in 1996.

Richard H. Peterson, age 62        In January 1995, Richard Peterson assumed his
  Class B Director since 1997      role as President  and CEO of Swedish  Health
                                   Services,   the  Northwest's  largest,   most
                                   comprehensive   health-care   facility.   Mr.
                                   Peterson has over 30 years of health care management experience.

Paul G. Ramsey, M.D., age 55       Paul Ramsey has been the Vice  President  for
  Class B Director since 2000      Medical  Affairs  and Dean of the  School  of
                                   Medicine  at  the

                                      -20

                                   University  of  Washington  since 1997.

Richard D. Roodman, age 57         Richard  (Rich)  Roodman  has been the  Chief
  Class B Director since 2004      Executive  Officer of Valley  Medical  Center
                                   since January 1983.  Valley Medical Center is
                                   the  first  and   largest   public   hospital
                                   district in the state of Washington.

Richard E. Rust, M.D., age 78      Dr.  Rust is a retired  family  practitioner.
  Class A Director since 1985      Dr.  Rust  has  served  on the  First  Choice
                                   Health Network Board of Directors since 1985.
                                   Additional  activities have included  serving
                                   as  Trustee  of  the  Washington  Academy  of
                                   Family  Physicians;   Trustee,   King  County
                                   Medical Society; Trustee and Vice Chairman of
                                   King  County   Medical   Blue   Shield;   and
                                   President  of King  County  Academy of Family
                                   Physicians.

Greg Van Pelt, age 53              Greg Van Pelt is Senior Vice President of the
  Class B Director since 2001      Providence Health System, with responsibility
                                   for operations in Alaska, Washington,  Oregon
                                   and   California.   Mr.  Van  Pelt  was  Vice
                                   President   and   Chief   Executive   of  the
                                   Providence Health System, Washington Region, from 2001 until 2004. Mr. Van Pelt has been with Providence Health System for over 25 years.

Clyde D. Walker, age 50            Clyde   Walker  has  been  the  Senior   Vice
  Class C Director since 1995      President,  Human  Resources  at  Continental
                                   Mills in Seattle since 2002. Previously,  Mr.
                                   Walker was Vice President of Human Resources at Primex Aerospace. Mr. Walker has over ten years experience in the human resources field and over 25 years of business administration and management experience.


Mitchell B. Weinberg, M.D., age 53 Mitchell Weinberg  has  been in  the  private
  Class A Director since 2003      practice of  pediatric  medicine  since 1984.

The address of each person listed above is 600 University Street, Suite 1400, Seattle, Washington 98101.

No officer or director has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and no officer or director was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the amount of Company Common Stock beneficially owned as of September 22, 2005, by our current directors, executive officers, and shareholders known to us to beneficially own more than five percent of either class of our Common Stock. Beneficial ownership includes shares currently owned, shares that a person has a right to vote or transfer, and any shares that a person has a right to acquire within 60 days. Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned. As of September 22, 2005, the Company had 429 shares of Class A Common Stock and 40,600 shares of Class B Common Stock outstanding.


                                         Shares
                                   Beneficially Owned            Percent of

       Name                         Class A    Class B (1)    Class A    Class B
       ----                         -------    -------        -------    -------
Northwest Hospital                              5,800                     14.3%
1550 North 155th
Seattle, Washington 98123

Providence Health System,                       5,800                     14.3%
Washington Region
506 Second Avenue, Suite 1200
Seattle, Washington  98104

Good Samaritan                                  5,800                     14.3%
Community Healthcare
407 14th Avenue S.E.
Puyallup, Washington 98371

MultiCare Health System                         5,800                     14.3%
315 Martin Luther King Jr. Way
Tacoma, Washington 98415

Empire Health Services                          5,800                     14.3%
800 W. Fifth Avenue
Spokane, Washington  99210
Swedish Medical Center                          5,800                     14.3%
747 Broadway
Seattle, Washington 98114

Overlake Hospital Medical Center                5,800                     14.3%
1035 116th Avenue N.E.
Bellevue, Washington 98004

Diane E. Cecchettini, R.N.(1)
Gerald A. Cufley, M.D.               1                         *
Paul M. Elliott
Gary R. Gannaway
Kenneth D. Graham(1)
Kenneth Hamm
Ross D. Heyl
William F. Johnston, M.D.            1                         *
Stacy A. Kessel

                                         Shares
                                   Beneficially Owned            Percent of

       Name                         Class A    Class B (1)    Class A    Class B
       ----                         -------    -------        -------    -------
Scott F. Kronlund, M.D.              1                         *
Richard A. McGee, M.D.               1                         *
Barbara L. Mitchell
Jeff A. Nelson(1)
Erica V. Peavy, M.D.                 1                         *
Richard H. Peterson(1)
Paul G. Ramsey, M.D.
Richard D. Roodman
Richard E. Rust, M.D.                1                         *
Greg Van Pelt(1)
Clyde D. Walker
Mitchell B. Weinberg, M.D.,          1                         *
Ph.D.
Ze've Young, M.D.
All directors and executive          7         40,600         1.6%         100%
officers as a group
(22 persons) (1)
---------------

*Represents less than one percent of Class A Common Stock outstanding.

(1)   The following  directors are affiliated with a Class B shareholder:  Diane
      E. Cecchettini (MultiCare Health System), Kenneth D. Graham (Overlake Hospital Medical Center), William F. Johnson, M.D. (Northwest Hospital), Jeff A. Nelson (Empire Health Services), Richard H. Peterson (Swedish Health Services), and Greg Van Pelt (Providence Health System). As a result, each of these directors may be deemed to have beneficial ownership of the Class B shares held by the hospital with which he or she is affiliated.

      Four additional hospitals in the state of Washington (Evergreen Hospital Medical Center, 12040 Northeast 128th Street, Kirkland, WA 98034; Valley Medical Center, 400 S. 43rd Street, Renton WA 98055; Stevens Healthcare, 21601 76th Avenue, Edmonds, WA 98026; and University of Washington Medical Center, 1959 Northeast Pacific Street, Seattle, WA 98195) are not shareholders of the Company, but have made capital contributions to the Company in consideration of contractual rights substantially similar to the rights to which each holder of our Class B Common Stock is entitled, including liquidation and dividend rights, but excluding voting rights. Barbara L. Mitchell, a Class C Director, and Richard D. Roodman, a Class B Director, are executives with Valley Medical Center, while Paul G. Ramsey, M.D., a Class B Director, is Dean of the School of Medicine at the University of Washington.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the Offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at
1-800-SEC-0330 for further information on the Public Reference Room in Washington, D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

The SEC allows us to incorporate by reference into this Offer to Purchase information contained in our annual, quarterly and current reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is modified or superseded by information contained in this Offer to Purchase or any other subsequently filed document.

The financial information incorporated by reference is an important part of this Offer to Purchase and we urge all eligible shareholders to read this financial information in its entirety before tendering their Shares.

The following documents have been filed by us with the SEC and are incorporated by reference into this Offer to Purchase:

      1.    Annual  Report on Form 10-K for the fiscal year ended  December  31,
            2004;

      2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

      3.    Current  Reports on Form 8-K filed  February 2, 2005, and August 15,
            2005.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration of the Offer, or any extension thereof.

The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

The documents containing information incorporated by reference into this Offer to Purchase are available without exhibits unless exhibits are also incorporated by reference, without charge upon request to the Company. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

Additional copies of this Offer to Purchase, the letter of transmittal or other Offer materials may also be obtained by contacting the Company by mail, telephone or e-mail as follows:

                        First Choice Health Network, Inc.
                        600 University Street, Suite 1400
                            Seattle, Washington 98101
                                 (206) 292-8255
                                skessel@fchn.com